Exhibit 99.1

iPower Announces Launch of New E-Commerce Logistics Joint Venture, Box Harmony

iPower to Leverage its Expertise in Co-Engineering, Quality Assurance,

Offshore/Onshore Logistics, Merchandising and E-Commerce Fulfillment

DUARTE, CA, January 20, 2022 -- iPower Inc. (Nasdaq:IPW) (“iPower” or the “Company”), one of the leading online hydroponic equipment suppliers and retailers, has entered into a joint venture (“JV”) with certain individuals and Titanium Plus Autoparts, Inc, one of the largest sellers of collision related auto parts on eBay and Amazon, to create a full service e-commerce logistics company, Box Harmony LLC (“Box Harmony”).

Under the terms of the agreement, iPower will contribute $50,000 for a 40% equity interest in the JV with an option to purchase up to an additional 20%, for a maximum 60% equity interest.

Box Harmony provides iPower with a low-cost option to expand into e-commerce value chain services, which is a natural fit for the Company given its proven e-commerce expertise in the hydroponic equipment category. The JV will supplement iPower’s future growth by providing logistics services for international brands looking to grow their respective business in the US, while also providing iPower with additional supply chain efficiencies for its own core hydroponics business.

“The e-commerce logistics market is a mature but growing industry that has experienced significant disruption over the past several years,” said iPower CEO Lawrence Tan.

“We are proud to partner with industry leaders as we expand our reach and capabilities to capitalize on this dynamic market environment. We have often stated that our ability to lead the online hydroponics category is a function of our e-commerce expertise, and we are now leveraging that expertise to bolt on new service offerings to supplement our future growth, while driving further efficiencies in our core business.”

The joint venture became effective January 14, 2022.

About iPower Inc.

iPower Inc. is one of the leading online retailers and suppliers of hydroponics equipment and accessories. iPower offers thousands of stock keeping units from its in-house brands as well as hundreds of other brands through its website, www.zenhydro.com, and its online platform partners. iPower has a diverse customer base that includes both commercial businesses and individuals. For more information, please visit iPower's website at https://ir.meetipower.com/.

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Forward-Looking Statements

All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that iPower believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. iPower undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although iPower believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and iPower cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in iPower's registration statement and in its other filings with the SEC.

US & Canada Investor Relations Contact:

Sean Mansouri, CFA

Elevate IR

(949) 200-4603

IPW@elevate-ir.com

Asia Investor Relations Contact:

Sherry Zheng

Weitian Group LLC

(718) 213-7386

shunyu.zheng@weitian-ir.com

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